LipidViro Tech Declares 7 for 1 Stock Dividend

SALT LAKE CITY, UT -- 04/06/2006 -- LipidViro Tech, Inc. (OTC BB: LVRO) declares a stock dividend on its common stock, payable to common stock shareholders of record as of the close of business on April 17, 2006, or a date that is 10 days from the filing of Form 10b-17 with the NASD (the "Record Date"). The dividend requires a mandatory exchange of stock certificates. The dividend will consist of seven (7) shares of common stock payable for every issued and outstanding share of common stock, subject to the mandatory exchange. Therefore, for example, if a holder owns a round lot of 100 shares, he or she shall receive 700 shares in total after the mandatory exchange. The payment date for the stock dividend is set for May 5, 2006.

According to the Warrant Agreement, the seven-for-one common stock dividend will affect the Class A and Class B warrant holders in similar fashion. For example, the owner of a round lot of 100 Class A or B Warrants shall now be able to purchase 700 shares upon exercise of the Warrant.

Also according to the Warrant agreement, and as a result of the seven-for-one common stock dividend, the Exercise price of the Class A and B Warrant will also be reduced. The post-dividend Exercise price of the Class A Warrant will be reduced from $5.00 to $.7142; the post-dividend Exercise Price of the Class B Warrant will be reduced from $10.00 to $1.4285. Warrant holders do not need to exchange their Warrant certificates to receive these benefits; our Transfer Agent will automatically make these adjustments when Warrants are exercised.

About LipidViro Tech:

LipidViro Tech, Inc. is an early-stage biotechnology company engaged in research and commercial development of two primary platforms: d-OSAB Therapy, a treatment targeting cardiovascular disease and stroke; and PathPure, a purification process for production of pathogen-free biologics.

During mid-2006 LipidViro is scheduled to commence a 100 patient Phase IIa study, treating patients who have suffered an ischemic brain stroke with LipidViro d-OSAB Therapy.

LipidViro PathPure is a purification process for production of pathogen-free biologics. Biologics include animal and human-derived blood, plasma, sera, proteins, and cell concentrates. A wide variety of animal and human-derived biological fluids are routinely utilized in pharmaceutical development, human infusion and surgical procedures.

For additional information, please visit our website. To sign up for LipidViro press releases go to www.lipidvirotech.com/news.html.

This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

Contact:
LipidViro Tech Inc.
IR@lipidvirotech.com
Website: www.lipidviro.com